Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement on Form S-3 of Washington Real Estate Investment Trust (“WRIT”) of our report dated November 27, 2001, relating to the audited historical summary of gross income and direct operating expenses of One Central Plaza for the year ended December 31, 2000 and our report dated December 2, 2003, relating to the audited historical summary of gross income and direct operating expenses of Prosperity Medical Center for the year ended December 31, 2002 and to the reference to our firm as experts in the Registration Statement.

ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia

December 8, 2003